Exhibit (c)(9) Project Blazing Star Discussion Materials February 2025 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

-- Highly Confidential -- Background on the ASVN § Saturn has proposed, in addition to a cash offer, an Asset Sale Value Note (“ASVN”) for any proceeds from sales of the VMD assets (legacy Village, CityMD, and Summit) – Sale proceeds, starting at the first dollar, to be split 70% to Blazing Star shareholders and 30% to Saturn – Total proceeds available to Blazing Star shareholders to share in is currently capped at $3.3bn (which is the current value of Blazing Star’s debt note) § Management has provided a 3-Year Plan (FY’25-’27) which shows the operational turnaround from $24mm EBITDA in FY’24 to $205mm in FY’27 § Management has also provided an upside case that results in EBITDA expanding to $365mm in FY’27 § To assess preliminary valuation of the ASVN, we consider: – 2027 monetization at multiples informed by precedent transactions and current public peer trading multiples, discounted back to today – Discounted Cash Flow at the time of sale – These implied values are discounted for the proposed 70% ownership split, as well as a haircut for risk, structure and illiquidity 1

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Overview of CityMD and Summit Financials CityMD and Summit Financials Commentary 3YP Actuals Extrpolations § Financials reflect Blazing Star’s 3YP Fiscal Year Ending August 31, from 2025E to 2027E 2024A 2025E 2026E 2027E 2028E 2029E [***] Revenue [***] A top-line growth through-out the % YoY Growth forecast period Adj. EBITDA [***] B EBITDA expected to % YoY Growth [***] [***] from to as turn-around % Margin initiatives gain traction and drive (-) D&A [***] margin above (-) SBC [***] [***] C to of capex AOI throughout the forecast % Margin (-) Non-GAAP Cash Expenses / Other D Modest cash use from change in NWC AOI Incl. Non-GAAP Cash Exp. given business weighting towards fee- (-) Taxes for-service vs. value-based care NOPAT E Expected to generate positive D&A(+) [***] unlevered free cash flow by (-) Capital Expenditures Δ in NWC Unlevered Free Cash Flow 2 Source: Blazing Star management. Note: Dollars in millions unless otherwise stated. Reflects fiscal year.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Overview of Illustrative Summit / City Upside Case Reflects City / Summit management initiatives applied to Blazing Star’s 3YP EBITDA and excludes impact of [***] Fiscal Year Ending August 31, ($mm) 20252026202720282029 [***] Blazing Star 3YP EBITDA RCM Improvement Cost Efficiencies (Indirect, SG&A) Site Closures / Exit Specialties Capacity Utilization / Productivity [***] Incremental VBC Surplus [***] Upside EBITDA % Margin Net EBITDA Improvement ($mm) Net Margin Improvement (%) [***] [***] [***] § Upside plan reflects EBITDA improvement of by vs. 3YP before any impact of driven by: – Continued enhancement to revenue cycle management processes and improved performance in payor and VBC contracts – Further reductions across expense categories [***] [***] – Site closures and discontinuation of lower margin specialties – Improved capacity utilization and productivity through AI technologies, enhanced referral capabilities, scheduling enhancements and the establishment of an effective digital front door driving patient-self service [***] [***] [***] – Sale of operations by end of (preliminary estimate of net sale proceeds) 3 Source: Blazing Star management. Note: Dollars in millions unless otherwise stated. Reflects fiscal year financials. Excludes new Summit providers.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Summary of Summit and City Valuations at YE FY’27 § Reflects base case per Blazing Star Management and valuation as of August 31, 2027 § Reflects total Summit and City valuation (pre-cap and / or any sharing of proceeds) Methodologies FY’27 Valuation [***] Public T rading Comparables Precedent Transactions Discounted Cash Flow Analysis 4 Note: Dollars in millions unless otherwise stated. Rounded to nearest $25mm.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Walk From City and Summit YE FY’27 Valuation to Present Value Per Share Based on Current Proposed Transaction Structure Reflects current structure proposed by Saturn – $3.3bn cap on proceeds available to Blazing Star shareholders to share in (value of current Blazing Star Note with VMD) and 70% / 30% sharing of these available proceeds split between Blazing Star and Saturn, respectively Trading Precedent DCF Comps Transactions Low High Low High Low High [***] FY'27 Enterprise Value Proceeds Above $3.3bn Cap Post-Cap Value % of Allocated to Blazing Star Shareholder PV Allocated To B/S Shareholders (1) Discount Factor Present Value of Post-Cap Value Blazing Star DSO Present Value Per Share Illustrative Risk and Illiquidity Adjustment Risk-Adjusted PV Per Share (2) Memo: Headline Value Per Share Note: Dollars in millions unless otherwise stated. Enterprise value rounded to nearest $25mm. 5 (1) Reflects 11.5% discount rate. 80% discount factor reflects February 10, 2025 to February 28, 2027 (midpoint of FY’27) and 76 % discount factor reflects February 10, 2025 to August 31, 2027. (2) Reflects future value of Post-Cap Value allocated to Blazing Star shareholders divided by 889mm shares.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Illustrative Present Value Per Share of Upside Case and Structure Reflects structure where Blazing Star receives 70% of proceeds up to $3.3bn cap, 50% of proceeds above the [***] cap and Summit / City upside 2027E EBITDA of Illustrative Upside Case Using Precedent Multiples Precedent Transactions Multiple Range Low High [***] 2027E Upside EBITDA Multiple Range FY'27 Enterprise Value Proceeds Above $3.3bn Cap Post-Cap Value % of Cap Value Allocated to B/S Shareholders Post-Cap Value to B/S Shareholders Plus: 50% of Proceeds Above $3.3bn Cap Value Post-Sharing with Saturn (1) Discount Factor Present Value of Post-Cap Value Blazing Star DSO Present Value Per Share Illustrative Risk and Illiquidity Adjustment Risk-Adjusted PV Per Share (2) Memo: Headline Value Per Share 6 Note: Dollars in millions unless otherwise stated. Enterprise value rounded to nearest $25mm. (1) Reflects 11.5% discount rate. 76% discount factor reflects February 10, 2025 to August 31, 2027. (2) Reflects future value of post-cap value and proceeds above the cap allocated to shareholders 70% and 50%, respectively, divided by 889mm.

Appendix and Supporting Analysis

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Sensitivity Analysis of Value Per Share Relative to Post-Cap Proceeds and % of Proceeds Allocated to Blazing Star Shareholders Post-Cap Proceeds Per Share to Blazing Star Shareholders (1) Present Value Per Share Risk-Adjusted Present Value Per Share Post-Cap Proceeds Allocated to Blazing Post-Cap Proceeds Allocated to Blazing Star Shareholders Star Shareholders [***] [***] 8 Note: Dollars in billions except for per share figures. Present value figures reflect 11.5% discount rate, implying a 76% discount factor from February 10, 2025 to August 31, 2027. (1) Assumes a 30% risk, structure and illiquidity discount. City / Summit FY'27 Proceeds ($bn) City / Summit FY'27 Proceeds ($bn)

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

– Highly Confidential –

Selected Public Provider Trading Metrics

Comparable Company Metrics

	Company	EV / '25E EBITDA	Enterprise Value ($bn)	'25E EBITDA Margin	'25E UFCF[5] Conversion	'24 - '26E CAGR Revenue	'24 - '26E CAGR EBITDA
Providers	LifeStance	27.7x	$3.5	9%	59%	+13%	+24%
	Privia	25.8x	2.7	6%	86%	+11%	+20%
	Innovage	13.5x	0.5	4%	98%	+11%	+65%
	Evolent	11.4x	1.9	7%	80%	+2%	+10%
	Teladoc	8.8x	2.8	13%	69%	+0%	+3%
	Astrana[1]	8.2x	2.5	8%	31%	+15%	+17%
	Providers Median	**12.5x**		**7%**	**74%**	**+11%**	**+18%**
Multi-Site Providers	U.S. Physical Therapy	16.5x	$1.5	13%	86%	+8%	+11%
	Option Care	13.3x	6.0	9%	71%	+7%	+6%
	Aveanna	12.9x	2.4	9%	67%	+5%	+7%
	Addus[2]	12.8x	2.3	12%	75%	+4%	+7%
	BrightSpring[3]	11.2x	6.1	5%	65%	+15%	+19%
	Encompass	11.1x	13.2	20%	54%	+9%	+8%
	Concentra	10.5x	4.3	20%	81%	+6%	+9%
	Surgery Partners[4]	10.2x	5.8	17%	61%	+9%	+12%
	Enhabit	9.2x	0.9	10%	85%	+4%	+4%
	Multi-Site Providers Median	**11.2x**		**12%**	**71%**	**+7%**	**+8%**
Total Peer 25th Percentile		**10.3x**		**7%**	**63%**	**+5%**	**+7%**
Total Peer Median		**11.4x**		**9%**	**71%**	**+8%**	**+10%**
Total Peer 75th Percentile		**13.4x**		**13%**	**83%**	**+11%**	**+18%**
Memo: Summit / City ('27 Metrics)[6]					[***]		

Source: FactSet and company filings as of February 10, 2025.
Note: Dollars in billions unless otherwise stated. Reflects Calendar Year consensus estimates. Peers ordered by EV / '25E EBITDA multiple.
(1) Astrana figures are pro forma for announced acquisition of Prospect Health System. (2) Addus figures are pro forma for acquisition of Gentiva's personal care business. (3) BrightSpring figures are pro forma for announced divestiture of Community Living business. (4) Surgery Partners figures exclude NCI. As of unaffected date, January 27, 2025. (5) UFCF calculated as consensus FCF plus after-tax consensus interest expense; assumes 21% tax rate. (6) Reflects 2027 EBITDA margin, and 2027-2029 CAGRs. UFCF conversion reflects normalized assumptions for run-rate UFCF plus SBC.

CENTERVIEW PARTNERS 9

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Discounted Cash Flow Analysis Unlevered Free Cash Flow Build Extrapolations Fiscal Year Ending August 31, Terminal 2028E 2029E 2030E Year [***] Revenue % Growth Adj. EBITDA % Growth % Margin (-) D&A (-) SBC (-) Non-GAAP Cash Expenses / Other EBIT (2) (-) Taxes NOPAT (+) D&A (-) Capital Expenditures Δ in NWC Unlevered FCF Implied Enterprise Value Exit Multiple WACC 11.00x 12.50x 14.00x [***] 10.75% 11.50% 12.25% Source: Blazing Star management. Note: Dollars in millions unless otherwise stated. Reflects August 31, 2027 valuation date. 11 (1) Based on management guidance. (2) FY’25 – FY’27 tax rates based on three-year plan effective tax rates (16.9%, 18.9% and 22.6%) and 22.6% thereafter. (3) [***] [***] Reflects Δ in NWC as a % of Δ in Revenue of based on Terminal Year Revenue grown at .

– Highly Confidential –

WACC

Selected Public Companies

Company	2Y Beta Levered[1]	2Y Beta Unlevered[2]	Market Cap ($bn)	Debt ($bn)	Debt-to Equity
OptionCare	0.97	0.84	$5.3	$1.1	21%
Lifestance	0.93	0.86	3.3	0.3	9%
Privia	0.99	0.99	3.1	–	0%
Surgery Partners	1.85	1.03	2.7	2.5	92%
Teladoc	1.32	0.82	2.5	1.6	61%
Addus	0.83	0.74	2.1	0.4	16%
Astrana Health	1.20	0.83	1.9	1.2	64%
US Physical Therapy	0.95	0.88	1.3	0.1	11%
Evolent Health	0.44	0.29	1.2	0.6	52%
Aveanna	1.66	0.72	1.0	1.5	149%
InnovAge	1.31	1.12	0.5	0.1	16%
Enhabit	0.90	0.47	0.4	0.5	121%
Total Median	**0.98**	**0.83**			**37%**
Reference [9]					
BrightSpring	*0.99*	*0.64*	*$4.1*	*$2.1*	*50%*
Concentra	*0.50*	*0.36*	*2.9*	*1.5*	*52%*

Illustrative WACC Calculation

Cost of Equity	
Risk-Free Rate[3]	4.8%
Unlevered Beta	0.83
Target Debt / Equity	35%
Levered Beta	1.05
Equity Risk Premium[4]	7.3%
Size Premium[5]	1.2%
Cost of Equity	**13.7%**
Cost of Debt	
Pre-Tax Cost of Debt[6]	7.0%
Tax Rate[7]	22.6%
After-Tax Cost of Debt	**5.4%**
WACC[8]	**11.5%**

WACC Sensitivity at Various Unlevered Beta and Capital Structures

Debt / Equity	Debt / Cap.	Pre-Tax Cost of Debt	Unlevered Beta 0.730	Unlevered Beta 0.830	Unlevered Beta 0.930
20.0%	16.7%	7.0%	**11.0%**	**11.7%**	**12.4%**
35.0%	25.9%	7.0%	**10.8%**	**11.5%**	**12.2%**
50.0%	33.3%	7.0%	**10.7%**	**11.4%**	**12.1%**

Source: Public filings, Bloomberg and FactSet as of February 10, 2025.

Note: Peers ordered by market cap. Debt figures exclude operating lease liabilities. Astrana Health adjusted for Prospect Health acquisition, Addus for Gentiva's personal care acquisition and BrightSpring for divestiture of Personal Care business. Surgery Partners market cap as of unaffected date, January 27, 2025.
(1) For each company, reflects adj. weekly beta relative to local benchmark based on the last 2 years. (2) Unlevered beta equals Levered Beta / (1+ (1 – Tax Rate) * (Debt / Equity)). (3) Reflects 20-year U.S. Treasury rate. (4) Reflects long-horizon historical expected equity risk premium per Duff & Phelps 2024. (5) Represents size premium associated with companies with market cap between $1.4bn and $2.5bn, per 2024 Duff & Phelps. (6) Reflects ICE BofA US High Yield Index Effective Yield. (7) Assumes 22.6% long-term tax rate based on Blazing Star FY'27 effective tax rate in 3-year plan. (8) WACC equals ((Debt / Capitalization) * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization) * Cost of Equity. (9) Do not have two years of data due to recent IPOs.

CENTERVIEW PARTNERS 12